Exhibit 99.1

Burlington Stores, Inc. Reports Fourth Quarter and Fiscal 2019 Results;

Introduces Fiscal Year 2020 Outlook

o	On a GAAP basis, for the fiscal 2019 fourth quarter compared with the fiscal 2018 fourth quarter,
-	Total sales rose 10.5%, net income increased 12%, EPS increased 14% to $3.08, and total inventory decreased 19%
o	On a Non-GAAP basis, for the fiscal 2019 fourth quarter compared with the fiscal 2018 fourth quarter,
-	Comparable store sales increased 3.9%
-	Adjusted EPS rose 15% to $3.25, which excludes a $0.04 per share charge for management transition costs
-	Comparable store inventory decreased 15%
o	Introducing outlook for FY20 Adjusted EPS of $7.97 to $8.12, an 8-10% increase over FY19 Adjusted EPS, excluding management transition costs

BURLINGTON, New Jersey; March 5, 2020 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel at everyday low prices, today announced its results for the fourth quarter ended February 1, 2020.

Michael O’Sullivan, CEO, stated, “We are pleased with our fourth quarter results, driven by a solid 3.9% comparable store sales increase.  Overall we generated a 10.5% sales increase, which resulted in a 40 basis point increase in Adjusted EBIT margin, and a 15% increase in Adjusted EPS, ahead of both our original and recently updated guidance. In addition, our inventory management made further progress during the fourth quarter, as our comparable store inventory decreased 15%, putting us in a very opportunistic inventory position as we enter Fiscal 2020.”

Fiscal 2019 Fourth Quarter Operating Results (for the 13 week period ended February 1, 2020 compared with the 13 week period ended February 2, 2019)

•	Total sales increased 10.5% to $2,201 million, while comparable store sales increased 3.9%. New and non-comparable stores contributed an incremental $151 million in sales during the quarter.
•

Gross margin rate increased 20 basis points to 42.1%. Merchandise margin increased 40 basis points, which was partially offset by an increase in freight costs. Product sourcing costs, which are included in selling, general and administrative expenses (SG&A), were flat as a percentage of sales. Product sourcing costs include the costs of processing goods through our supply chain and buying costs.

•

SG&A increased $62 million to $595 million. As a result of our adoption of the new Lease Accounting Standard, favorable lease costs, initially recorded as a result of purchase accounting that occurred in 2006, are now included in SG&A.  In prior periods, these costs were included in depreciation and amortization.

•

Adjusted SG&A, defined as SG&A less product sourcing costs and favorable lease costs, as a percentage of sales decreased 20 basis points to 22.5%. This decrease was driven by strong sales growth, resulting in leverage on occupancy and marketing expense, as well as corporate costs. Note that Adjusted SG&A excludes $2.9 million in management transition costs incurred during the fourth quarter of Fiscal 2019.

•	The effective tax rate increased 200 basis points to 24.0%. The Adjusted Effective Tax Rate increased 160 basis points to 23.8%.
•

Net income increased 12% to $206 million, or $3.08 per share vs. $2.70 last year, and Adjusted Net Income increased 13% to $218 million, or $3.25 per share vs. $2.83 last year. Adjusted Net Income and EPS exclude $0.04 per share for management transition costs. This increase in Adjusted Net Income was driven primarily by higher sales growth, merchandise margin improvement, and leverage on SG&A.

•

Fully diluted shares outstanding amounted to 67.0 million at the end of the quarter compared with 68.3 million at the end of last year’s fourth quarter. The decrease was primarily the result of share repurchases under the Company’s share repurchase program, discussed in more detail below. From the end of the fourth quarter of Fiscal 2018 through the end of the fourth quarter of Fiscal 2019, the Company has repurchased approximately 1.7 million shares of its common stock under its share repurchase program.

•

Adjusted EBITDA increased 13%, or $40 million higher than last year’s fourth quarter. Adjusted EBIT increased 14%, or $35 million above the prior year period, to $297 million. The 40 basis point increase in Adjusted EBIT as a percentage of sales was primarily driven by the same factors noted above that drove Adjusted Net Income growth. Note that Adjusted EBITDA and Adjusted EBIT exclude the impact of $2.9 million in management transition costs incurred during the fourth quarter of Fiscal 2019.

Full Year Fiscal 2019 Results

•

Total sales increased 9.3% in Fiscal 2019, which included a comparable store sales increase of 2.7% on top of last year’s 3.2% comparable store sales increase.  Net income increased 12% over the prior year period to $465 million, or $6.91 per share vs. $6.04 last year. Adjusted EBIT increased 12%, or $73 million above last year, to $674 million, representing a 20 basis point increase as a percentage of sales vs. the prior year period.  Adjusted Net Income of $499 million was up 13% vs. last year, while Adjusted EPS was $7.41 vs. $6.44 in the prior year period.  Note that all adjusted full year results exclude the impact of $4.2 million in management transition costs incurred during the third and fourth quarters of Fiscal 2019, or $0.06 per share.

Inventory

•

Merchandise inventories were $777 million vs. $954 million last year. The decrease was due primarily to a 15% decrease in comparable store inventory at the end of Fiscal 2019, as well as a decrease in pack and hold inventory, which was 26% of total inventory at the end of Fiscal 2019 compared to 30% at the end of Fiscal 2018.

Term Loan Repricing

•

On February 26, 2020, the Company completed the repricing of its senior secured term loan facility, which reduced the applicable interest rate margin from 2.00% to 1.75%, in the case of LIBOR loans, with the LIBOR floor remaining 0.00%. The senior secured term loan facility is comprised of a single tranche of loans that continue to have a maturity date in November 2024.

Share Repurchase Activity

•

During the fourth quarter, the Company repurchased 375,529 shares of its common stock for $83 million. As of the end of the fourth quarter, the Company had $399 million remaining on its current share repurchase authorization.

Full Year Fiscal 2020 and First Quarter 2020 Outlook

For Fiscal 2020 (the 52-weeks ending January 30, 2021), the Company expects:

•

Total sales to increase in the range of 8% to 9%, on top of an approximately 9% increase in Fiscal 2019; this assumes comparable store sales to increase in the range of 1% to 2%, on top of the approximately 3% increase during Fiscal 2019;

•	Depreciation and amortization, exclusive of favorable lease costs, to be approximately $235 million;
•	Adjusted EBIT margin rate to be approximately flat versus last year;
•	Net interest expense of approximately $45 million;
•	An effective tax rate of approximately 21%;
•	To open 54 net new stores, and invest approximately $400 million in Capital Expenditures, net of landlord allowances; and
•

Adjusted EPS in the range of $7.97 to $8.12, utilizing a fully diluted share count of approximately 66.6 million, as compared to Fiscal 2019 net income per share of $6.91 and Fiscal 2019 Adjusted EPS of $7.41. This outlook excludes an expected $0.16 per share impact of management transition costs.

For the first quarter of Fiscal 2020 (the 13 weeks ending May 2, 2020), the Company expects:

•

Total sales to increase in the range of 8% to 9%, on top of an approximately 7% increase in the first quarter of Fiscal 2019; this assumes comparable store sales to increase in the range of 1% to 2%, on top of the approximately 0% increase in the first quarter of Fiscal 2019;

•	An effective tax rate of approximately 15%; and
•

Adjusted EPS in the range of $1.29 to $1.34, which assumes a fully diluted share count of approximately 66.8 million, as compared to Fiscal 2019 first quarter net income per share of $1.15 and Fiscal 2019 first quarter Adjusted EPS of $1.26. This outlook excludes an expected $0.04 per share impact of management transition costs.

The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP financial measures set out above to their most comparable GAAP financial measures because it would require the Company to create estimated ranges on a GAAP basis, which would entail unreasonable effort. Adjustments required to reconcile forward-looking non-GAAP measures cannot be predicted with reasonable certainty but may include, among others, costs related to debt amendments, loss on extinguishment of debt, and impairment charges, as well as the tax effect of such items. Some or all of those adjustments could be significant.

Note Regarding Non-GAAP Financial Measures

The foregoing discussion of the Company’s operating results includes references to Adjusted SG&A, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per Share (or Adjusted EPS), Adjusted EBIT (or Operating Margin), and Adjusted Effective Tax Rate. The Company believes these measures are useful in evaluating the operating performance of the business and for comparing its historical results to that of other retailers. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Fourth Quarter 2019 Conference Call

The Company will hold a conference call on March 5, 2020 at 8:30 a.m. Eastern Time to discuss the Company’s fourth quarter results. The U.S. toll-free dial-in for the conference call is 1-866-437-5084 and the international dial-in number is 1-409-220-9374.

A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.burlingtoninvestors.com. For those unable to participate in the conference call, a replay will be available beginning after the conclusion of the call on March 5, 2020 through March 12, 2020. The U.S. toll-free replay dial-in number is 1-855-859-2056 and the international replay dial-in number is 1-404-537-3406. The replay passcode is 4481448. Additionally, a replay of the call will be available on the investor relations page of the Company's website at www.burlingtoninvestors.com.

Investors and others should note that Burlington Stores currently announces material information using filings with the U.S. Securities and Exchange Commission (SEC), press releases, public conference calls and webcasts. In the future, Burlington Stores will continue to use these channels to distribute material information about the Company, and may also utilize its website and/or various social media sites to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters. Information that the Company posts on its website or on social media channels could be deemed material; therefore, the Company encourages investors, the media, our customers, business partners and others interested in Burlington Stores to review the information posted on its website, as well as the following social media channels:

Facebook (https://www.facebook.com/BurlingtonStores) and Twitter (https://twitter.com/burlington).

Any updates to the list of social media channels the Company may use to communicate material information will be posted on the investor relations page of the Company's website at www.burlingtoninvestors.com.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2019 net sales of $7.3 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 727 stores as of the end of the fourth quarter of Fiscal 2019 in 45 states and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 60% off other retailers' prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home, toys, gifts and coats.

For more information about the Company, visit www.burlington.com.

Investor Relations Contacts:

David J. Glick

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

Caitlin Morahan

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this release, including those made in the section describing our outlook for future periods, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including general economic conditions; our ability to successfully implement one or more of our strategic initiatives and growth plans; the availability of desirable store locations on suitable terms; changing consumer preferences and demand; industry trends, including changes in buying, inventory and other business practices; competitive factors, including pricing and promotional activities of major competitors and an increase in competition within the markets in which we compete; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks, including  tax and trade policies, tariffs and government regulations; weather patterns, including, among other things, changes in year-over-year temperatures; our future profitability; our ability to control costs and expenses; unforeseen cyber-related problems or attacks; any unforeseen material loss or casualty; the effect of inflation; regulatory and tax changes; our relationships with employees; the impact of current and future laws and the interpretation of such laws; terrorist attacks, particularly attacks on or within markets in which we operate; pandemics or natural and man-made disasters, including fire, snow and ice storms, flood, hail, hurricanes and earthquakes; our substantial level of indebtedness and related debt-service obligations; restrictions imposed by covenants in our debt agreements; availability of adequate financing; our dependence on vendors for our merchandise; domestic events affecting the delivery of merchandise to our stores; existence of adverse litigation; and each of the factors that may be described from time to time in our filings with the SEC. For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(All amounts in thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	February 1,	February 2,	February 1,	February 2,
	2020	2019	2020	2019
REVENUES:
Net sales	$2,201,384	$1,991,483	$7,261,243	$6,643,051
Other revenue	7,215	6,588	25,155	25,428
Total revenue	2,208,599	1,998,071	7,286,398	6,668,479
COSTS AND EXPENSES:
Cost of sales	1,274,089	1,155,954	4,228,740	3,868,119
Selling, general and administrative expenses	595,316	533,193	2,228,178	2,018,737
Costs related to debt amendments	—	—	(375)	2,496
Depreciation and amortization	55,089	56,682	210,720	217,884
Impairment charges - long-lived assets	4,315	6,844	4,315	6,844
Other income - net	(3,514)	(3,290)	(16,531)	(10,998)
Loss on extinguishment of debt	—	—	—	1,823
Interest expense	11,872	12,427	50,826	55,990
Total costs and expenses	1,937,167	1,761,810	6,705,873	6,160,895
Income before income tax expense	271,432	236,261	580,525	507,584
Income tax expense	65,107	51,910	115,409	92,839
Net income	$206,325	$184,351	$465,116	$414,745

Diluted net income per common share	$3.08	$2.70	$6.91	$6.04

Weighted average common shares - diluted	67,010	68,348	67,293	68,679

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	February 1,	February 2,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$403,074	$112,274
Restricted cash and cash equivalents	6,582	21,882
Accounts receivable—net	91,508	58,752
Merchandise inventories	777,248	954,183
Assets held for disposal	2,261	—
Prepaid and other current assets	136,698	124,809
Total current assets	1,417,371	1,271,900
Property and equipment—net	1,403,173	1,253,705
Operating lease assets	2,397,111	—
Goodwill and intangible assets—net	285,795	449,388
Deferred tax assets	4,678	4,361
Other assets	85,731	99,818
Total assets	$5,593,859	$3,079,172

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$759,107	$848,561
Current operating lease liabilities	302,185	—
Other current liabilities	397,032	396,257
Current maturities of long term debt	3,577	2,924
Total current liabilities	1,461,901	1,247,742
Long term debt	1,001,723	983,643
Long term operating lease liabilities	2,322,000	—
Other liabilities	97,798	346,298
Deferred tax liabilities	182,288	178,779
Stockholders' equity	528,149	322,710
Total liabilities and stockholders' equity	$5,593,859	$3,079,172

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Fiscal Year Ended
	February 1,	February 2,
	2020	2019
OPERATING ACTIVITIES
Net income	$465,116	$414,745
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	210,720	217,884
Deferred income taxes	9,070	2,519
Non-cash loss on extinguishment of debt	—	1,823
Non-cash stock compensation expense	43,928	35,485
Non-cash lease expense	12,599	—
Non-cash rent	—	(25,568)
Deferred rent incentives	56,280	50,843
Changes in assets and liabilities:
Accounts receivable	(8,816)	3,482
Merchandise inventories	176,430	(201,621)
Accounts payable	(90,899)	111,023
Other current assets and liabilities	11,604	6,239
Long term assets and liabilities	3,176	8,780
Other operating activities	2,517	14,019
Net cash provided by operating activities	891,725	639,653
INVESTING ACTIVITIES
Cash paid for property and equipment	(328,357)	(295,772)
Lease acquisition costs	(1,983)	(8,543)
Proceeds from insurance recoveries related to property and equipment	5,131	2,787
Other investing activities	611	3,020
Net cash (used in) investing activities	(324,598)	(298,508)
FINANCING ACTIVITIES
Proceeds from long term debt—ABL Line of Credit	1,294,400	1,220,200
Principal payments on long term debt—ABL Line of Credit	(1,294,400)	(1,220,200)
Principal payments on long term debt—Term Loan Facility	—	(152,793)
Purchase of treasury shares	(323,080)	(228,874)
Other financing activities	31,453	13,592
Net cash (used in) financing activities	(291,627)	(368,075)
Increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	275,500	(26,930)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	134,156	161,086
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$409,656	$134,156

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands, except per share data)

The following tables calculate the Company’s Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as net income, exclusive of the following items if applicable: (i) net favorable lease costs; (ii) costs related to debt amendments; (iii) loss on extinguishment of debt; (iv) impairment charges; and (v) other unusual, non-recurring or extraordinary expenses, losses, charges or gains, all of which are tax effected to arrive at Adjusted Net Income.

Adjusted EPS is defined as Adjusted Net Income divided by the fully diluted weighted average shares outstanding, as defined in the table below.

Adjusted EBITDA is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense; (v) depreciation and amortization; (vi) impairment charges; (vii) costs related to debt amendments; and (viii) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted EBIT (or Adjusted Operating Margin) is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense; (v) impairment charges; (vi) net favorable lease costs; (vii) costs related to debt amendments; and (viii) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted SG&A is defined as SG&A less product sourcing costs and favorable lease costs.

Adjusted Effective Tax Rate is defined as the GAAP effective tax rate less the tax effect of the reconciling items to arrive at Adjusted Net Income (footnote (e) in the table below).

The Company presents Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from what the Company considers to be its core operating results are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.

The Company believes that these non-GAAP measures provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable.

The following table shows the Company’s reconciliation of net income to Adjusted Net Income and Adjusted EPS for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended		Fiscal Year Ended
	February 1,	February 2,	February 1,	February 2,
	2020	2019	2020	2019
Reconciliation of net income to Adjusted Net Income:
Net income	$206,325	$184,351	$465,116	$414,745
Net favorable lease costs (a)	7,499	5,919	35,761	26,081
Costs related to debt amendments (b)	—	—	(375)	2,496
Loss on extinguishment of debt (c)	—	—	—	1,823
Impairment charges (d)	4,315	6,844	4,315	6,844
Tax effect (e)	(3,012)	(3,369)	(10,083)	(9,449)
Adjusted Net Income	215,127	193,745	494,734	442,540
Management transition costs, net of tax effect (h)	2,878	—	4,050	—
Adjusted Net Income, exclusive of management transition costs	$218,005	$193,745	$498,784	$442,540
Fully diluted weighted average shares outstanding (f)	67,010	68,348	67,293	68,679
Adjusted Earnings per Share, exclusive of management transition costs	$3.25	$2.83	$7.41	$6.44

The following table shows the Company’s reconciliation of net income to Adjusted EBITDA for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Fiscal Year Ended
	February 1,	February 2,	February 1,	February 2,
	2020	2019	2020	2019
Reconciliation of net income to Adjusted EBITDA:
Net income	$206,325	$184,351	$465,116	$414,745
Interest expense	11,872	12,427	50,826	55,990
Interest income	(1,224)	(103)	(1,720)	(406)
Loss on extinguishment of debt (c)	—	—	—	1,823
Costs related to debt amendments (b)	—	—	(375)	2,496
Depreciation and amortization (g)	62,539	56,682	246,109	217,884
Impairment charges (d)	4,315	6,844	4,315	6,844
Income tax expense	65,107	51,910	115,409	92,839
Adjusted EBITDA	348,934	312,111	879,680	792,215
Management transition costs (h)	2,878	—	4,225	—
Adjusted EBITDA, exclusive of management transition costs	$351,812	$312,111	$883,905	$792,215

The following table shows the Company’s reconciliation of net income to Adjusted EBIT for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Fiscal Year Ended
	February 1,	February 2,	February 1,	February 2,
	2020	2019	2020	2019
Reconciliation of net income to Adjusted EBIT:
Net income	$206,325	$184,351	$465,116	$414,745
Interest expense	11,872	12,427	50,826	55,990
Interest income	(1,224)	(103)	(1,720)	(406)
Loss on extinguishment of debt (c)	—	—	—	1,823
Costs related to debt amendments (b)	—	—	(375)	2,496
Net favorable lease costs (a)	7,499	5,919	35,761	26,081
Impairment charges (d)	4,315	6,844	4,315	6,844
Income tax expense	65,107	51,910	115,409	92,839
Adjusted EBIT	293,894	261,348	669,332	600,412
Management transition costs (h)	2,878	—	4,225	—
Adjusted EBIT, exclusive of management transition costs	$296,772	$261,348	$673,557	$600,412

The following table shows the Company’s reconciliation of SG&A to Adjusted SG&A for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Fiscal Year Ended
	February 1,	February 2,	February 1,	February 2,
Reconciliation of SG&A to Adjusted SG&A:	2020	2019	2020	2019
SG&A	$595,316	$533,193	$2,228,178	$2,018,737
Favorable lease costs (a)	(7,450)	—	(35,389)	—
Product sourcing costs	(88,886)	(80,323)	(339,146)	(313,307)
Adjusted SG&A	498,980	452,870	1,853,643	1,705,430
Management transition costs (h)	(2,878)	—	(4,225)	—
Adjusted SG&A, exclusive of management transition costs	$496,102	$452,870	$1,849,418	$1,705,430

The following table shows the reconciliation of the Company’s effective tax rates on a GAAP basis to the Adjusted Effective Tax Rates for the periods indicated:

	(unaudited)
	Three Months Ended		Fiscal Year Ended
	February 1,	February 2,	February 1,	February 2,
	2020	2019	2020	2019
Effective tax rate on a GAAP basis	24.0%	22.0%	19.9%	18.3%
Adjustments to arrive at Adjusted Effective Tax Rate	(0.2)	0.2	0.2	0.5
Adjusted Effective Tax Rate	23.8%	22.2%	20.1%	18.8%

The following table shows the Company’s reconciliation of net income to Adjusted Net Income for the prior period Adjusted EPS amounts used in this press release for the periods indicated:

(unaudited)
(in thousands, except per share data)
Three Months Ended
May 4, 2019
Reconciliation of net income to Adjusted Net Income:
Net income	$77,765
Net favorable lease costs (a)	10,701
Costs related to debt amendments (b)	(382)
Tax effect (e)	(2,597)
Adjusted Net Income	$85,487
Fully diluted weighted average shares outstanding (f)	67,730
Adjusted Earnings per Share	$1.26

(a)

Net favorable lease costs represents the non-cash amortization expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse Corporation. As a result of the adoption of Accounting Standards Update 2016-02, “Leases,” these expenses are recorded in the line item “Selling, general and administrative expenses” in our Consolidated Statement of Income for the three months and year ended February 1, 2020, as well as the three months ended May 4, 2019. These expenses are recorded in the line item “Depreciation and amortization” in our Consolidated Statements of Income for the three months and year ended February 2, 2019.

(b)

For the year ended February 1, 2020, amounts relate to the reversal of previously estimated costs related to the repricing of our senior secured term loan facility (Term Loan Facility) in Fiscal 2018. For the year ended February 2, 2019, amounts relate to costs incurred in connection with the review and execution of refinancing opportunities.

(c)

Amounts relate to the refinancing of our Term Loan Facility, the $150.0 million prepayment on our Term Loan Facility, as well as the amendment to our ABL senior secured revolving facility (the ABL Line of Credit).

(d)	Represents impairment charges on long-lived assets
(e)	Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods for the tax impact of items (a) through (d).
(f)	Fully diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period.
(g)

Includes $7.5 million and $35.4 million of favorable lease costs included in the line item “Selling, general and administrative expenses” in our Consolidated Statement of Income for the three months and year ended February 1, 2020, respectively.

(h)	Represents costs incurred as a result of hiring a new Chief Executive Officer, primarily related to sign-on and duplicative compensation costs.